UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 20, 2014

Soupman, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-53943	61-1638630
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation)

1110 South Avenue Staten Island, New York	10314
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 212-768-7687

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 3.02 Unregistered Sale of Equity securities.

Since the filing on July 15, 2014, of our Quarterly Report on Form 10Q for the quarter ended May 31, 2014, we have issued 2,106,560 shares of common stock upon the conversion of certain convertible debt, having an aggregate fair market value of $177,319 based on the prices per the convertible notes; 680,000 shares of common stock to accredited investors for services rendered, having an aggregate fair value of $160,000 based upon the quoted closing traded price on the issue date at issue prices of between $0.05 and $0.25 per share.

The securities issued upon conversion of the debt were issued pursuant to an exemption provided by Section 3(a)(9) of the Securities Act. The securities issued for services rendered and sold to accredited investors as described above were issued pursuant to Section 4(a) (2) of the Securities Act. The holders represented their intention to acquire the securities for investment only and not with a view towards distribution. The holders were given adequate information about us to make an informed investment decision. We did not engage in any general solicitation or advertising. We directed our transfer agent to issue the stock certificates with the appropriate restrictive legend affixed to the restricted stock.

In issuing the securities described above, the Company relied upon the exemption from registration provided by section 4(a)(2) of the Securities Act and/or Rule 506 of Regulation D promulgated thereunder since, among other things, the transactions did not involve a public offering and the securities were acquired for investment purposes only and not with a view to or for sale in connection with any distribution thereof.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 20, 2014	SOUPMAN, INC

	By:	/s/ Robert N. Bertrand
Robert N. Bertrand
President & CFO